Exhibit 99.1

Fox Factory Holding Corp. Announces First Quarter 2014 Financial Results

Sales Increased 2.2% to $56.1 Million
Gross Margin Improved 170 Basis Points
Completed Asset Acquisition of Sport Truck USA, Inc.
Fiscal 2014 Outlook Reaffirmed

SCOTTS VALLEY, California – May 7, 2014 — Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the first quarter ended March 31, 2014.

First Quarter Fiscal 2014 Highlights
•Sales increased 2.2% to $56.1 million compared to $54.9 million in the same period last fiscal year
•Gross margin improved 170 basis points to 30.3% compared to 28.6% in the same period last fiscal year
•Net income was $2.9 million, or $0.08 per diluted share, after deducting $0.02 of acquisition related costs, at the high-end of the Company’s guidance
•Non-GAAP adjusted net income was $4.4 million compared to $4.6 million in the same period last fiscal year, towards the high-end of the Company’s guidance
•Adjusted EBITDA was $8.6 million compared to $8.8 million in the same period last fiscal year

“We are pleased to report that our first quarter results were towards the high end of our expectations and represent a solid start to the fiscal year,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “Sales for our powered vehicle products continue to perform well, underscoring the continued demand for our premium products, particularly in the aftermarket. While our mountain bike sales in the first quarter were impacted by product shipped in the fourth quarter of last year in order to meet the early 2014 schedules of our customers ahead of our routine, end-of-year production shutdown, we are encouraged by the positive response and enthusiasm to our model year 2015 mountain bike suspension product lineup. We expect this category to continue to positively contribute to our long-term growth.”
Mr. Enterline continued, “On March 31, 2014, we completed the asset acquisition of Sport Truck USA, Inc. which expands our powered vehicle business and effectively complements our ride dynamics product portfolio. Based on our year-to-date results and positive outlook for the remainder of the year, we are re-affirming our fiscal 2014 guidance. We believe that we are well positioned to continue to benefit from strong industry dynamics, including continued consumer demand for our high performance products, as well as continuing to execute on our multi-faceted growth strategy.”
Sales for the first quarter of fiscal 2014 were $56.1 million, an increase of 2.2% from sales of $54.9 million in the first quarter of fiscal 2013. The increase reflects 14.1% growth in sales of powered vehicle products, partially offset by an anticipated decrease of 4.4% in sales of mountain bike products. As previously announced, the decline in mountain bike sales was primarily due to the planned shut-down of the Company’s factory in January, which resulted in a sales shift from the first quarter of 2014 to the fourth quarter of 2013.

Gross margin was 30.3% for the first quarter of fiscal 2014, a 170 basis point increase from gross margin of 28.6% in the first quarter of fiscal 2013. The improvement in gross margin reflects the Company’s successful execution of its cost improvement initiatives targeted at improving factory and supply chain efficiencies, as well as continued execution of our overall product design for manufacturability program.
Total operating expenses were $12.3 million, or 21.9% of sales, for the first quarter of fiscal 2014, compared to $9.7 million, or 17.6% of sales, in the first quarter of the prior fiscal year. The increase in operating expenses was primarily due to transaction related expenses incurred in connection with the acquisition of Sport Truck USA, Inc. (“Sport Truck”) and additional costs to improve infrastructure necessary for supporting future growth and public company requirements. Operating income was $4.7 million for the first quarter of fiscal 2014, compared to operating income of $6.1 million in the first quarter of fiscal 2013.
    Net income in the first quarter of fiscal 2014 was $2.9 million, compared to $3.5 million in the first quarter of the prior fiscal year. Earnings per diluted share for the first quarter of fiscal 2014 was $0.08 compared to $0.10 earnings per diluted share in the first quarter of fiscal 2013.
Non-GAAP adjusted net income in the first quarter of fiscal 2014 was $4.4 million, compared to non-GAAP adjusted net income of $4.6 million in the first quarter of the prior fiscal year. Non-GAAP adjusted earnings per diluted share for the first quarter of fiscal 2014 was $0.12 compared to non-GAAP adjusted earnings per diluted share of $0.13 in the first quarter of fiscal 2013. A reconciliation of non-GAAP adjusted net income to the GAAP measure net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the first quarter of fiscal 2014 was $8.6 million, compared to $8.8 million in the first quarter of fiscal 2013. Adjusted EBITDA margin in the first quarter of fiscal 2014 was 15.4%, compared to 16.0% in the first quarter of fiscal 2013. A reconciliation of adjusted EBITDA to the GAAP measure net income and the calculation of adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of March 31, 2014, the Company had cash and cash equivalents of $2.0 million. Total debt was $50.0 million, compared to $8.0 million as of December 31, 2013. The increase in debt is due to debt issued for the Company’s acquisition of Sport Truck. Inventory was $58.4 million as of March 31, 2014, compared to $42.8 million as of December 31, 2013; the increase in inventory is primarily due to the addition of Sport Truck’s inventory acquired on March 31, 2014 along with normal growth due to the seasonality of the product cycle in preparation for the peak selling season. As of March 31, 2014, accounts receivable and accounts payable were $30.7 million and $26.7 million, respectively, compared to $33.8 million and $24.3 million as of December 31, 2013, respectively. The changes in both accounts receivable and accounts payable are primarily driven by the normal seasonality of the Company’s business and the acquisition of Sport Truck.

Company Acquisitions
On March 31, 2014, the Company completed the acquisition of the net assets of Sport Truck, a full service, globally recognized distributor of aftermarket suspension solutions. Sport Truck primarily designs, markets, and distributes high quality lift kit solutions primarily through its brands, BDS Suspension and Zone Offroad Products. FOX acquired the assets of Sport Truck for approximately $40.9 million in cash, which is subject to further working capital adjustments, in accordance with the asset purchase agreement.

The transaction was financed with debt and includes a potential earn-out opportunity of up to a maximum of $29.3 million payable over the next three years contingent upon the achievement of certain performance-based financial targets. The transaction is expected to be slightly accretive to FOX’s full year fiscal 2104 earnings excluding transaction related costs with the majority of the financial benefit to be realized in full year fiscal 2015 and beyond.

Fiscal 2014 Guidance
For the fiscal 2014 second quarter the Company expects sales in the range of $81 million to $85 million and non-GAAP adjusted earnings per diluted share in the range of $0.23 to $0.28.
For the fiscal year 2014 the Company reaffirmed its fiscal year 2014 guidance previously provided on April 1, 2014, which includes the Sport Truck acquisition. The Company expects net sales in the range of $300 million to $320 million and non-GAAP adjusted earnings per diluted share in the range of $0.85 to $0.95 based on 38 to 39 million weighted average diluted shares outstanding.
Non-GAAP adjusted earnings per diluted share exclude the following items net of tax: amortization of purchased intangibles, acquisition related expenses, and management fees.

Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13580484. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com.
A telephonic playback will be available from 7:30 p.m. ET, May 7, 2014, through May 9, 2014. North America listeners may dial (877) 870-5176, and international listeners may dial (858) 384-5517; the conference ID is 13580484. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted net income”, “Non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, net of tax, acquisition expenses, net of tax and the management fee which was previously payable to an affiliate of its majority stockholder, net of tax, and the write-off of unamortized loan origination fees in connection with the August 2013 termination of the Company’s prior credit facility, net of tax, and non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the number of diluted shares of common stock outstanding. FOX defines Adjusted EBITDA as net income adjusted for interest expense, other income (expense), net, provision for income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, acquisition expenses, and the management fee which was previously payable to an affiliate of its majority stockholder and adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and non-GAAP adjusted net income (and accordingly, adjusted EBITDA margin and non-GAAP adjusted earnings per diluted share) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies and other companies may calculate non-GAAP adjusted net income, non-GAAP Adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of March 31,	As of December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,002	$1,683
Accounts receivable (net of allowance for doubtful accounts of $373 and $366 at March 31, 2014 and December 31, 2013 respectively)	30,737	33,781
Inventory	58,387	42,783
Prepaids and other current assets	4,585	2,648
Deferred tax assets	3,543	3,490
Total current assets	99,254	84,385
Property, plant and equipment, net	18,135	13,418
Loan fees, net	955	717
Goodwill	45,295	31,925
Intangibles, net	59,191	27,284
Other assets	945	—
Total assets	$223,775	$157,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,740	$24,254
Accrued expenses	9,453	12,451
Liability reserve for uncertain tax positions	7,825	7,796
Current portion of long-term debt	2,500	—
Total current liabilities	46,518	44,501
Line of credit	—	8,000
Long-term debt, less current portion	47,500	—
Deferred rent	866	931
Deferred tax liabilities	11,579	12,005
Contingent consideration	19,035	—
Total liabilities	125,498	65,437

Stockholders’ equity
Preferred stock, $0.001 par value—10,000,000 authorized and no shares issued or outstanding as of March 31, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value—90,000,000 authorized and 36,582,581 and 36,317,087 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively;	36	36
Additional paid-in capital	90,826	87,788
Accumulated other comprehensive loss	(9)	(15)
Retained earnings	7,424	4,483
Total stockholders’ equity	98,277	92,292
Total liabilities and stockholders’ equity	$223,775	$157,729

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)
(unaudited)

	For the three months ended March 31,
	2014	2013
Sales	$56,108	$54,878
Cost of sales	39,091	39,163
Gross profit	17,017	15,715
Operating expenses:
Sales and marketing	3,844	3,284
Research and development	3,135	2,355
General and administrative	3,930	2,673
Amortization of purchased intangibles	1,361	1,341
Total operating expenses	12,270	9,653
Income from operations	4,747	6,062
Other expense, net:
Interest expense	110	957
Other income, net	(32)	(34)
Other expense, net	78	923
Income before income taxes	4,669	5,139
Provision for income taxes	1,728	1,590
Net income	$2,941	$3,549
Earnings per share:
Basic	$0.08	$0.11
Diluted	$0.08	$0.10
Weighted average shares used to compute earnings per share:
Basic	36,419	33,460
Diluted	37,566	34,149

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME AND
NON-GAAP ADJUSTED EARNINGS PER SHARE RECONCILIATION
(In thousands, except share and per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three months ended March 31, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended March 31,
	2014	2013
Net income	$2,941	$3,549
Amortization of purchased intangibles (net of tax)(1)	857	925
Acquisition related expenses (net of tax) (1) (2)	646	—
Management fee (net of tax) (1) (3)	—	86
Non-GAAP adjusted net income	$4,444	$4,560

Non-GAAP adjusted EPS
Basic	$0.12	$0.14
Diluted	$0.12	$0.13

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	36,419	33,460
Diluted	37,566	34,149
(1) The amounts of the adjustments for amortization of purchased intangibles, net of tax, acquisition expenses, net of tax and for management fee, net of tax, were calculated using the respective yearly effective tax rate.
(2) Represents costs incurred in connection with the acquisition of certain assets and liabilities of Sport Truck, USA.
(3) Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three months ended March 31, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended March 31,
	2014	2013
Net income	$2,941	$3,549
Interest expense	110	957
Other income, net (1)	(32)	(34)
Provision for income taxes	1,728	1,590
Depreciation and amortization	2,038	1,885
Stock-based compensation (2)	821	702
Acquisition related expenses (3)	1,025	—
Management fee (4)	—	125
Adjusted EBITDA	$8,631	$8,774

(1) Other income, net includes gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, and other miscellaneous items.
(2) Represents non-cash, stock based compensation.
(3) Represents costs incurred in connection with the acquisition of certain assets and liabilities of Sport Truck.
(4) Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended March 31,
	2014	2013
Adjusted EBITDA	$8,631	$8,774
Divided by sales	56,108	54,878
Adjusted EBITDA margin	15.4%	16.0%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products, the Company’s execution on its strategy to improve operating efficiencies, the Company’s optimism about its operating results and future growth prospects, the Company’s belief that its acquisition of Toxoholics GmbH provides FOX with a proven understanding of the European market for FOX products and offers it an accelerated path for improving customer service and customer relations in Europe as well as opportunities for future expansion of FOX’s European operations and infrastructure; the Company’s expected future sales and future earnings per share, and any other statements in this press release that are not of a historical nature; Company’s belief that its acquisition of the assets of Sport Truck will enhance the Company’s operations. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to incorporate Sport Truck into its current business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com